Exhibit 99.1

news release

----------AT THE COMPANY----------

Lynn Afendoulis
Director, Corporate Communications
616/365-1502

FOR IMMEDIATE RELEASE
FRIDAY, JUNE 27, 2005

Universal Forest Products announces acquisitions intended to enhance site-built business in the Northeast

GRAND RAPIDS, MI, June 27, 2005 – Universal Forest Products, Inc. (Nasdaq: UFPI) announced it has acquired an additional 25% membership interest in Shawnlee Construction LLC, the largest framer of multi-family structures in the Massachusetts area. Universal acquired an initial 50% of Shawnlee Construction in April 2004 and has agreed to purchase the remaining 25% over the next five years.

In addition, Shawnlee Construction announced the purchase of assets and assumption of certain liabilities of Shepardville Construction, Inc. and AW Construction, LLC, which install interior products – such as base boards, crown moldings, window sills and casing, doors, and cabinets – for commercial and multi-family construction projects.

The moves strengthen Universal’s position in the growing framing business, enabling the company to continually enhance its sales to the site-built market and satisfy customer requests for turnkey construction packages. In addition, the acquisitions add interior trim products and installation to the list of products the company installs and distributes.

Universal CEO William G. Currie noted that the acquisitions are in line with Universal’s five-year growth plan, which includes an acquisition strategy targeting successful businesses that add to the company’s capacity or enhance its product offerings. Currie added that the past year’s experience with Shawnlee Construction gave Universal a high degree of confidence in the purchases.

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“Our work with the people of Shawnlee over the past year has proven rewarding and fruitful; acquiring the remaining 50% of Shawnlee will allow us to fully integrate those operations and the people of that company into Universal,” said Currie. “Adding Shepardville and AW to the Universal family allows us to expand our installation services, an area of opportunity for Universal.”

In 2004, Shawnlee Construction had approximately 280 employees and revenues (from labor) were approximately $27 million.

Shepardville was incorporated in 1991 and provides high-end interior trim installation primarily for commercial construction projects. The company is headquartered in Warwick, RI and had annual revenues from labor and material, of approximately $4.8 million in 2004.

AW also provides interior trim installation, but focuses on high-volume multi-family construction projects in Connecticut, Rhode Island, Massachusetts, New York and New Jersey. It is headquartered in Wolcott, CT and had 2004 annual sales of approximately $7.9 million from labor and material.

“We’re pleased to have the opportunity to deepen our relationship with Universal Forest Products,” said Shawnlee principal John M. Adams. “Our partnership with Universal has given us a great opportunity to grow the business. We’re honored to become part of this strong organization whose work ethic and values align with ours.”

Key management personnel include Adams, who will oversee all operations; Alan Booth, who will become president of Shepardville, and Anthony Guerrerra, who will remain general manager of operations for AW.

Celebrating 50 years of business, Universal Forest Products is headquartered in Grand Rapids, MI. The company markets, manufactures and engineers wood and wood-alternative products for D-I-Y retail home centers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market and specialty wood and wood-alternative packaging for various industries. The company also provides framing services for site-built construction customers. The company has approximately 9,000 employees and 97 facilities in 85 communities in North America. Universal had 2004 sales of $2.45 billion. For information about Universal Forest Products on the Internet, please visit the Company’s web site at http://www.ufpi.com, or call 888-Buy-UFPI.